Exhibit 10.1

RELEASE AND SEVERANCE AGREEMENT

1. This is a Release and Severance Agreement (“Agreement”) between Standard Insurance Company, its predecessors, successors, parents, subsidiaries, affiliates, officers, directors, employees, shareholders, agents, assigns, attorneys and insurers (“Company”) and James B. Harbolt (“Employee”).

2. Employee’s employment ends on May 31, 2015 as the Company has determined, that due to a reorganization the Employee’s position is eliminated. Effective May 31, 2015 Employee’s status as an officer of the Company and Employee’s status as an officer or director of any affiliates of the Company will also end.

3. The Company agrees to pay Employee the following payments and benefits in exchange for the releases and other covenants contained in this Agreement:

(a) Severance Pay. Employee will receive severance pay in the total amount of $750,000 (less applicable withholding).

(b) COBRA. If otherwise eligible, Employee may elect to continue group health coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If Employee elects COBRA continuation, the Company shall pay Employee an amount equal to Employee’s COBRA premium for the remainder of the month in which the Employee last worked plus nine (9) additional months. Employee is responsible for remitting Employee’s share of the COBRA premium to the Company’s COBRA administrator. The Company’s payment of this sum of money to Employee will in no way extend any continuation period the Employee is otherwise entitled to pursuant to COBRA.

(c) Paid Time Off (PTO). Employee will receive payment for Employee’s accrued but unused PTO (less applicable withholding).

(d) Outplacement Career Transition Services. The Company agrees to provide outplacement career transition services (“Services”) through Right Management Consultants pursuant to Company policy. If Employee enrolls in the program, Services will commence on the Effective Date of this Agreement or the Employee’s last day of employment, whichever is later.

The Company will pay the foregoing amounts under 3. (a), (b) and (c) in one lump sum, payable to Employee within 5 business days after the Effective Date of this Agreement or the Employee’s last day of employment, whichever is later. The Employee has up to twenty-one (21) days from the receipt of this Agreement to accept the offer of severance benefits or the offer of severance benefits will be deemed rejected and withdrawn.

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4. The parties acknowledge that the payments and benefits identified in Paragraph 3 are above and beyond any wages and benefits to which Employee would be entitled in the absence of this Agreement.

5. STIP and Other Compensation and Benefits. Employee is eligible to receive a modified 2015 Short Term Incentive Program (“STIP”) payment which is subject to all terms of the Management Committee 2015 STIP Award Agreement (“Award Agreement”). The Pay Date (as defined in the Award Agreement) will be determined as soon as practical, but will be no later than March 15, 2016. Employee’s eligibility for any other benefits will also be governed by the terms of the applicable plan document or program.

6. In consideration for the Company’s payments and benefits set forth above, Employee agrees as follows:

(a) General Release of Claims. Employee forever releases the Company from all claims, known or unknown, which Employee may have against the Company arising out of or related to Employee’s employment or separation from employment. To the fullest extent permitted by law, this release is a release of all past and present claims, including but not limited to damages, back pay, wages, compensation, any claims under or with regard to any benefit plan, general damages, punitive damages, interest, attorney fees and reinstatement or other injunctive relief, based on any claim of any nature including but not limited to claims for contract, tort, wrongful discharge, any claims under local ordinance, state or federal statute or the common law, including but not limited to any claims alleging harassment, discrimination, or retaliation under any federal state or local law, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”) and the Family and Medical Leave Act.

This release does not include: (i) any benefits vested as of Employee’s last day of employment; (ii) claims that might arise after Employee signs this Agreement; and (iii) claims that by law may not be released by means of a private agreement without judicial or government supervision or approval. This Agreement does not prevent Employee from participating in an investigation or filing a claim with a government agency such as the Equal Employment Opportunity Commission; however, by signing this Agreement, Employee waives any monetary recovery related to such agency investigation or claim.

(b) ADEA Acknowledgment. As to the full release of all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) Employee acknowledges that:

(1)	This Release is written in language Employee understands;

(2)	Employee is hereby advised in writing to consult with an attorney before signing the Release;

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(3)	This Release specifically releases claims under the ADEA;

(4)	This Release does not release claims under the ADEA which arise after the date of this Release;

(5)	The consideration given by Company in exchange for the release of ADEA claims is in addition to that to which Employee already is entitled;

(6)	Employee has been given a period of at least twenty-one (21) days within which to consider the agreement; and,

(7)	Employee has a period of 7 days following the execution of this Release to revoke this Release, by written notice to Holley Y. Franklin, VP Corporate Secretary & Associate Counsel and this Release is not effective or enforceable until 8 days following the execution of this Release (the “Effective Date”).

(c) Return of Company Property, Confidential Information and Documentation. Employee certifies that he has returned all property belonging to the Company in his possession or control including, but not limited to, any laptop, iPad, cell phone, office keys, and employee identification card. Employee certifies all of Employee’s work product, including all extracts, memoranda, notes or other materials developed or obtained by Employee as a result of his employment with the Company have been turned over to the Company. Employee further certifies that he has permanently deleted all Confidential and Proprietary Information belonging to the Company from his personal computer, any other electronic devices in his possession or control, and his personal email account(s). Employee certifies that he has not given Confidential and Proprietary Information belonging to the Company to any other person or entity in any form except for business purposes as required or permitted by the Company. Confidential and Proprietary Information includes, but is not limited to, non-public information related to the Company and all affiliated companies business, business processes, business leads, financial data, customer lists, intellectual property and all other information which is not otherwise public.

(d) Continuing Duty to Preserve Confidential and Proprietary Information. Employee acknowledges the continuing duty under both statutes and common law relating to Confidential and Proprietary Information and trade secrets. Employee certifies that he shall continue to maintain the confidentiality of all Confidential and Proprietary Information and trade secrets of the Company, the unauthorized disclosure of which could cause serious and irreparable injury to the Company and its affiliates, and shall continue to comply with the terms and conditions of the Company’s Privacy and Confidentiality policy. Employee further agrees to keep the terms of this Agreement confidential and not to disclose it except under legal compulsion or to Employee’s spouse, attorney and/or financial advisors. Employee agrees that before making any

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disclosure permitted by this Paragraph, he will inform the person to whom the disclosure is made of this confidentiality provision, and that they are bound by its terms. This provision does not prevent or limit Employee’s participation in any investigation or filing a claim with a government agency such as the Equal Employment Opportunity Commission.

7. Non-Disparagement. The parties shall not disparage or cause another to disparage, each other, and the Employee shall not disparage or cause another to disparage the business operations or products of the Company verbally or in writing, including but not limited to refraining from defamation, libel, or slander or tortious interference with the contracts and relationships of the Company. This provision does not prevent or limit Employee’s participation in any investigation or filing a claim with a government agency such as the Equal Employment Opportunity Commission.

8. Breach. Employee understands and acknowledges that Employee’s promises with respect to confidentiality in Paragraphs 6(c)-(d), and non-disparagement in Paragraph 7 are a material inducement for Company to enter into this Agreement. Employee therefore agrees that if he should breach any of the provisions of Paragraphs 6(c)-(d) or 7 it will be a material breach of the contract. In the event the Employee breaches as described herein, then Employee agrees that he will immediately be obligated to repay the full value of the severance benefits described in Paragraphs 3(a)-(c) he received pursuant to this Agreement and that Company may additionally seek any other remedies available in law or equity, subject to Paragraph 12 below. In the event the Company breaches Paragraph 7 and the breach occurs after the signing of this Agreement, the Company acknowledges that the Employee’s claim for that breach arises after the signing of this Agreement as described in Paragraph 6(a) (ii).

9. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties, and this Agreement supersedes and replaces all other prior negotiations and proposed agreements, written or oral relating to the subject matter hereof.

10. Severability. Every provision in this Agreement is intended to be severable. In the event any term or provision of this Agreement is held invalid under any law or ruling, any and all such other provision(s) or part(s) thereof shall remain in full force and effect and continue to be enforceable.

11. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon.

12. Agreement to Arbitration. The Company and Employee hereby agree to submit any claim or dispute arising out of the terms of this agreement, to private, confidential and binding arbitration by a single neutral arbitrator. Subject to the terms of this paragraph, the arbitration proceeding shall be governed by the Rules of the American Arbitration Association. The arbitrator shall be appointed by agreement of the parties

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hereto or, if no agreement can be reached, by the American Arbitration Association pursuant to its rules. In the alternative, the parties may agree to select an arbitrator from, and be bound by the rules of, a local arbitration service. The decision of the arbitrator shall be final and binding on the parties to the arbitration, and judgment thereon may be entered in any court having jurisdiction. The parties agree the Federal Arbitration Act applies. The parties shall split the costs of any such arbitration and each party shall bear its own attorney fees and witness expenses. This arbitration procedure is intended to be the exclusive method of resolving any claim relating to the obligations set forth in this agreement.

Each party is entering into this agreement voluntarily.

Standard Insurance Company

By:	/s/ J. Greg Ness

Title:	CEO

Date:	5-28-2015

Employee

I am signing this Agreement voluntarily for the valuable consideration listed herein.

By:	/s/ James B. Harbolt
James B. Harbolt

Date:	5-28-2015

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